Exhibit 10.8 Cambridge, MA 02142 generationbio.com

August 26, 2025

Yalonda Howze

Dear Yalonda,

In recognition of our appreciation of your contributions to Generation Bio Co. (the “Company”) and to reward your continuing commitment, the Company is hereby offering you eligibility for a retention bonus equal to 100% of your base salary for each month of employment following August 15, 2025 until March 31, 2026 plus your prorated bonus for 2026 assuming 100% achievement of your target level (the “Retention Bonus”), consistent with the terms of this letter. To illustrate, for a base salary of $100,000 in 2025 and $120,000 in 2026 and a 40% target bonus level, you would be entitled to: (i) $8,333.33 per month for 4.5 months representing the portion of the Retention Bonus earned in 2025; plus (ii) $10,000 per month for 3 months representing the portion of the Retention Bonus earned in 2026; plus (iii) $12,000 representing your prorated bonus amount for 2026.

In particular, the Retention Bonus is conditioned upon you remaining actively employed with the Company on a full-time basis through March 31, 2026 (the “Retention Date”) and satisfactorily performing your job duties and complying with Company rules, policies and directives through that date.  Receipt of the Retention Bonus is also conditioned up you signing and not revoking after the Retention Date a general release of claims in a form prepared by and acceptable to the Company.  The Retention Bonus is subject to any applicable withholding taxes and will be payable no later than 60 days after the Retention Date.

Notwithstanding your eligibility for a Retention Bonus as provided for in this letter, both you and the Company agree that your employment with the Company is and remains “at will”, completely voluntary in nature, and not for a specific duration or term.  If your employment ends involuntarily due to cause or voluntarily prior to the Retention Date, you will no longer be eligible for the Retention Bonus.  If, however, your employment is involuntarily terminated by the Company without cause prior to the Retention Date, you will remain eligible for the Retention Bonus, which will be payable in that event no later than 60 days after your termination from employment, subject to you signing and not revoking a separation agreement and general release of claims in a form prepared by and acceptable to the Company.  For purposes of this letter, “cause” shall be determined by using the definition contained in the Offer Letter dated March 17, 2023.

This letter sets forth the full understanding and agreement of the parties with respect to its subject matter and supersedes all prior representations, understandings or agreements relating to the Retention Bonus. For the avoidance of doubt, nothing herein affects any rights you may have to severance benefits, if any, at the conclusion of your employment. The terms of this letter, which will be governed by Massachusetts law, may only be modified in a subsequent written document signed by an authorized representative of the Company.

If you are in agreement with the terms of this letter, please sign below and return no later August 31, 2025.  If you do not return a signed copy of this letter by that date, you will not be eligible for the Retention Bonus.

Thank you again for your continued contributions.

Sincerely,

/s/ Jasmin Tower

Jasmin Tower

Chief Human Resources Officer

AGREED TO:

  /s/Yalonda Howze    8/26/2025
Yalonda Howze Date